Exhibit 99.2

Press Release March 12, 2013

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Tender Offer

for any and all of its 6¾% Senior Notes due 2015

FORT WAYNE, INDIANA, March 12, 2013 — Steel Dynamics, Inc. (the “Company”) (NASDAQ/GS: STLD) today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of the $500 million aggregate principal amount of its 6¾% Senior Notes due 2015 (CUSIP No. 858119AH3; ISIN US858119AH34) (the “Notes”).  Concurrently with the Tender Offer, the Company is soliciting consents (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) from the holders of the Notes to proposed amendments (the “Proposed Amendments”) to the Indenture governing the Notes which would shorten the advance notice period required for the Company to redeem Notes from 30 days to three business days prior to the redemption date.  The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated March 12, 2013 (the “Offer to Purchase”), and a related Letter of Transmittal and Consent (the “Letter of Transmittal”), which are being sent to holders of the Notes.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, the completion of a new debt financing on terms reasonably satisfactory to the Company and in an amount generating net proceeds sufficient, together with cash on hand, to purchase Notes tendered in the Offer.  The Company’s obligations to accept any Notes tendered and to pay the consideration for them are set forth solely in the Offer to Purchase and the Letter of Transmittal.

Holders must validly tender their Notes prior to the early tender deadline of 5:00 p.m., New York City time, on March 25, 2013, unless extended (the “Early Tender Date”), in order to be eligible to receive the “Total Consideration.” The Total Consideration will equal $1,003.75 per $1,000 principal amount of Notes which, includes an early tender payment of $30.00 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for the Notes. The Company expects the early settlement date to occur on March 26, 2013.

The Offer expires at 11:59 p.m., New York City time, on April 8, 2013 unless extended (the “Expiration Date”).  Holders who validly tender their Notes after the Early Tender Date but on or prior to the Expiration Date shall be eligible to receive the “Tender Offer Consideration” equal to $973.75 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for the Notes.  Holders of Notes tendered after the Early Tender Date will not be eligible to receive the early tender payment.

The Early Tender Date and the Expiration Date may be extended, and the Company may withdraw or not complete the Offer.  Except in certain circumstances, Notes tendered may not be withdrawn after 5:00 p.m., New York City time on March 25, 2013.

This press release does not constitute an offer to sell or purchase or a solicitation of an offer to sell any of the Notes or any other securities, nor does it constitute a solicitation of consents to the Proposed Amendments.  The Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase and the Letter of Transmittal.  Subject to applicable law, the Company may amend, extend, waive conditions to or terminate the Offer to Purchase.

The Company has engaged BofA Merrill Lynch, Goldman, Sachs & Co. and J.P. Morgan as the dealer managers for the Offer.  Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect), Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-0345 (collect), or J.P. Morgan at (800) 245-8812 (toll free) or (212) 270-1200 (collect).  Requests for copies of the Offer to Purchase or the Letter of Transmittal may be directed to D. F. King & Co., Inc., the information agent for the Offer, at (800) 290-6427 (toll-free) or (212) 269-5550 (banks and brokers).

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding the tender offer, payments thereunder and results therefrom, and other guidance included in this press release.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to the Company’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Theresa E. Wagler, Chief Financial Officer, +1.260.969.3500